Heads of Terms – Digital Asset Inspection and Reporting Platform

These heads of terms ('**Heads of Terms**') are not an exhaustive list of terms and conditions, and shall be read as an intention, not as the exact wording of a particular clause in any definitive documentation.

Item	**Heads of Terms**
Parties	DarkPulse, Inc. ('**DarkPulse**'), 1345 Avenue of the Americas, 2nd Floor, New York, NY 10105, United States (<doleary@DarkPulse.com>); Remote Intelligence LLC ('**Remote Intelligence**'), 2780 Hills Creek Rd, Wellsboro, PA 1690, United States (<info@remote-intelligence.com>); and Unleash live, Inc. ('**Unleash live**'), c/o SoCo Tax & Cloud Accounting, Inc., 29863 Santa Margarita Parkway #105, Rancho Santa Margarita, CA 92688 United States (<notices@unleashlive.com>), together, the '**Parties**'.

Background	In order to further increase the value propositon for their services and solutions, DarkPulse, Remote Intelligence and Unleash live would like to develop joint innovative digital solutions for their customers, commencing with the development of a solution for the detection of Methane. **DarkPulse** is a leader in Distributed Fibre Sensor Solutions that secure critical temperature, pressure, and strain measurements on a continuous basis, using their BOTDA system simulation, to determine the structural health of key infrastructure. It has recently commenced work on detecting Methane for a customer. **Remote Intelligence** provides Unmanned Aerial Drone Services to a variety of clients for Industrial Mapping and for the delivery of Ecosystem Services, providing sales and consulting services for a multitude of markets, from Search and Rescue to Pipeline Management. Using its video and imagery capturing, storage, processing and reporting technology, **Unleash live** delivers an automated remote inspection and reporting solution: it is a video analytics solution provider, combining vision and artificial intelligence analytics ('**A.I.**') to remove the guesswork from operating remote infrastructure, to measure reality for large scale asset owners/operators, to improve operational efficiencies, to reduce costs for its customers, and to increase their productivity. Their solutions deliver actionable insights to their customers by connecting camera devices (including from drones, pole cameras and smart phones), into a centralised account to let authorised people view live streams from anywhere, uploading images, applying the latest A.I. on these video and image streams immediately, and feeding the resulting data insights into their, or their customers', workflows for reporting and reviewing, with no disruption to the existing operations of their organisations. Among its many solutions, Unleash live has developed A.I. for the detection of Methane. If the DarkPulse' proposal (above) is accepted by its customer, the Parties will agree on a development and implementation plan to address the scope of works provided by this customer.

Project	The Parties will work together to develop an integrated solution for the monitoring of Methane. If successful, the Parties will combine their respective technologies to provide an end-to-end detection, visualization and inspection response solution ('**Solution**') and demonstrate the effectiveness of this Solution in identifying Methane leaks along oil and gas pipelines and around oil and gas wells. DarkPulse will provide data from its distributed fibre sensor solutions to Unleash live through its portal, who will analyze the imagery and visualize the critical events; Remote Intelligence will provide drone services to monitor, inspect and respond to alerts. While all pre-existing intellectual property ('**IP**') and all proprietary data will remain for the respective owner's exclusive use, in the event that the Parties are unable to develop the Solution or are unable to agree on how to advance this collaboration beyond the validity of these Heads of Terms, the Parties will be permitted to use, for their own internal purposes, the findings made as a result of their collaboration pursuant to these Heads of Terms. All data collected in the period of the validity of these Heads of Terms and stored on Unleash live's platform, shall be governed by the standard Unleash live terms and conditions ('**Ts&Cs**') which, among other things, include terms relating to the ownership of data. If the DarkPulse' proposal to its customer is accepted, the Parties will agree on an implementation plan to address the scope of works as agreed with this customer.

Collaboration	**DarkPulse** will: • Facilitate and maintain the installation of the distributed fibre sensor and relevant components; • Establish the customer data thresholds required for display and alerts; • Provide API access to the fibre sensor data required for display and prompting alerts; • Install and maintain a fibre WiFi network for fast data and video transfer; and • Assign a point of contact, initially Dennis O'Leary <doleary@darkpulse.com>, for coordinating day to day interactions with Remote Intelligence and Unleash live, and to provide access to, and facilitate communication with, the relevant DarkPulse personnel. **Unleash live** will: • Provide access to an account for DarkPulse' customer for storage, data visualization and video streaming; • Complete the agreed A.I., store captured imagery and analysis, and report findings in line with the required output; • Refine and develop the Solution further, utilising inputs, data and subject matter expertise from DarkPulse' customer; • Trial the automated and remote mission planning and flight software tools in Australia to optimise image capture (in accordance with the Australian' civil aviation safety authority' approvals); • Provide one Unleash live Autofly license for the Validity, gratis; and • Assign a point of contact, initially Jason Grier <jason@unleashlive.com>, for coordinating day to day interactions with DarkPulse and Remote Intelligence, and to provide access to, and facilitate communication with, the relevant Unleash live personnel. **Remote Intelligence** will: • Supply drone hardware and required methane detection equipment; • Organise and facilitate drone flight inspections; • Manage drone flight operations, safety and data capture; • Coordinate drone flight authorisation and insurance; • Maintain data upload and availability; and • Assign a point of contact, initially Merlin Benner <merlin@remote-intelligence.com>, for coordinating day to day interactions with Darkpulse and Unleash live, and to provide access to, and facilitate communication with, the relevant Remote Intelligence personnel.

Exclusivity & Territory	The Parties expect that, upon the successful completion of the Solution, the Parties shall each grant, subject to reasonable commercial limitations and other relevant terms, non-exclusive rights to the other Parties to market the Solution for: • Oil and gas pipeline inspection and monitoring; • Perimeter, border and asset security; and • Infrastructure integrity monitoring and inspection, across the United States of America.
Intellectual Property	These Heads of Terms do not transfer the ownership of, nor grant any license to, any IP.
Expenses	The Parties will each be responsible for, and bear, all of their respective costs and expenses incurred at any time in connection with pursuing or consummating the transactions contemplated by these Heads of Terms.
Validity	In any event, unless extended by mutual written agreement of the parties, these Heads of Terms shall terminate automatically on December 31, 2021. Prior to December 31, 2021, either Party may terminate these Heads of Terms by written notice to the other.
Governing Law	California, United States of America

DarkPulse Solutions, Inc.

By: DocuSigned by: Dennis O'Leary 689B69B3DB85462...   5/10/2021
Date

Name: Dennis O'Leary

Title: CEO/ Chairman

Remote Intelligence LLC

By: DocuSigned by: Merlin Benner 554436759 2A8428...   5/10/2021
Date

Name: Merlin Benner

Title: Co-owner, Founder

Unleash live, Inc.

Blankenstein

Hanno Blankenstein, President

May 7, 2021